Exhibit 99.1

News Release

For Immediate Release

For more information, contact:

John G. Heindel

Chairman, President, Chief Executive Officer, Chief Financial Officer, and Treasurer

Tel: 419-468-7600

PECO II Names Eugene Peden as Vice President of Operations

GALION, Ohio – January 18, 2008 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and a manufacturer of communications power systems and equipment to the communications industry, announced today the appointment of Eugene Peden as Vice President of Operations. Peden succeeds Tony McIntosh, who resigned effective January 31, 2008.

“Eugene Peden brings a career of global leadership that will provide him with the platform to take our operations team to a world-class level of performance, said John G. Heindel, Chairman, President, Chief Executive Officer, Chief Financial Officer, and Treasurer. “His contributions will be critical to enhancing PECO II’s ability to serve the marketplace.”

Peden has spent his career in corporate operations positions in Ireland, Thailand, the United Kingdom and the United States.

He joins PECO II from Rittal Corporation, one of the largest enclosure manufacturers in the world. In his most recent position as Senior Vice President, Operations, Peden led a re-engineering of Rittal’s operations, driving significant culture change by establishing a customer-focused organizational structure, instituting cost-control measures and implementing lean manufacturing practices.

Peden earned a Bachelor of Engineering degree in mechanical engineering from Queens University in Belfast, Northern Ireland.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

# # #